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                                  EXHIBIT 5.3
                         SUB-ADVISORY AGREEMENT BETWEEN
                     AMERICAN UNITED LIFE INSURANCE COMPANY
                               AND BEA ASSOCIATES
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                             SUB-ADVISORY AGREEMENT
                           FOR THE LIFESTYLE SERIES OF
                         AUL AMERICAN SERIES FUND, INC.



     AGREEMENT made as of this 10th day of February, 1998, among American United Life Insurance Company(R) ("AUL"), a life insurance company domiciled in Indiana, BEA Associates, a member of Credit Suisse Management ("BEA" or the "Sub-Advisor"), a New York General Partnership, and AUL American Series Fund, Inc. (the "Fund"), a Maryland corporation, on behalf of certain Series of the Fund.

     WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, diversified management investment company and is authorized to issue separate series, each series having its own investment objective, policies and limitations;

     WHEREAS, the Fund intends to offer shares in, among other series, the AUL American Conservative Investor Portfolio (the "Conservative Investor Portfolio"), the AUL American Moderate Investor Portfolio (the "Moderate Investor Portfolio"), and the AUL American Aggressive Investor Portfolio (the "Aggressive Investor Portfolio") hereinafter collectively referred to as the "LifeStyle Portfolios" or the "Series"; and

     WHEREAS, the Fund has retained AUL to render investment advisory services to the Series pursuant to an Investment Advisory Agreement;

     WHEREAS, AUL is a registered investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act"); and

     WHEREAS, AUL and the Fund desire to retain BEA Associates to furnish sub-advisory services to the Series in connection with AUL's investment advisory activities on behalf of the Series, and BEA is willing to furnish such services to AUL and the Fund;

     NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between AUL, BEA, and the Fund as follows:

1. APPOINTMENT. AUL and the Fund hereby appoint BEA to act as Sub-Adviser to the Series, for the periods and on the terms set forth in this Agreement. BEA accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

     In the event the Fund designates one or more of its series other than the Series with respect to which AUL and the Fund desire to retain BEA to render sub-advisory




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     services hereunder, they shall notify BEA in writing. If the Sub-Adviser is willing to render such services, it shall notify AUL and the Fund in writing, whereupon such series shall become a Series hereunder, and be subject to this Agreement.

2. SUB-ADVISORY DUTIES. Subject to the asset allocation set forth from time to time by AUL, the supervision of AUL and the Fund's Board of Directors, BEA will provide a continuous investment program for a portion of the Series' portfolios, including investment research and management with respect to securities and investments and cash equivalents in the portfolios. As to the portion of the assets managed by the Sub- Adviser, the Sub-Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Series. The Sub-Adviser will provide the services under this Agreement in accordance with the Series' investment objectives, policies and restrictions as stated in the Fund's Registration Statement filed with the Securities and Exchange Commission ("SEC"), as amended from time to time. The Sub-Adviser agrees that:

     (a) it will conform with all applicable rules and regulations of the 1940 Act, all other applicable federal and state laws and regulations and with any applicable procedures adopted by the Fund's Board of Directors, provided that such procedures are communicated to it by AUL;

     (b) the Sub-Adviser will (1) manage the Series so that each series will qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, (2) manage the Series so as to ensure compliance by the Series with the diversification requirements of
          Section 817(h) of the Internal Revenue Code and regulations issued thereunder, and (3) use reasonable efforts to manage the Series so as to ensure compliance by the Series with any other rules and regulations pertaining to investment vehicles underlying variable annuity or variable life insurance policies. AUL or the Fund will notify the Sub-Adviser of any pertinent changes, modifications to, or interpretations of Section 817(h) of the Internal Revenue Code and regulations issued thereunder.

     (c) it will place orders pursuant to its investment determinations for the Series either directly with the issuer or with any broker or dealer. The Sub-Adviser will select brokers and dealers for and on behalf of the Series in accordance with procedures established by AUL and approved by the Fund's Board of Directors. In placing orders with brokers and dealers, the Sub-Adviser will attempt to obtain the best net price and the most favorable execution of its orders and shall comply with any criteria set forth in the Fund's Registration




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          Statement.  Consistent  with this  obligation,  when, in its view, the execution and price offered by two or more brokers or dealers are comparable, the Sub- Adviser may, in its discretion, and to the extent consistent with applicable law, give preference to brokers and dealers who provide it with research, statistical and other related services;

     (d) on occasions when Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other investment advisory clients, it may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies set forth in the Fund's Registration Statement. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transactions, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients, subject to review and supervision by AUL and the Fund's Board of Directors;

     (e) in connection with the purchase and sale of securities of the Series, the Sub- Adviser will arrange for the transmission to the custodian for the Fund on a daily basis, such confirmations, trade tickets and other documents as may be necessary to enable the custodian to perform its responsibilities with respect to the Series in connection with such transactions. Such transmission may be automatic with respect to portfolio securities to be purchased or sold through the Depository Trust Company;

     (f) The Sub-Adviser will assist the custodian and recordkeeping agent for the Fund in determining or confirming, consistent with the procedures and policies stated in the Fund's Registration Statement, the value of any portfolio securities or other assets of the Series for which the custodian and recordkeeping agent seeks assistance from or identifies for review by the Sub-Adviser; and

     (g) The Sub-Adviser will maintain and preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by the Sub-Adviser with respect to the Series by the 1940 Act. The Sub-Adviser further agrees that all records which it maintains for the Series are the property of the Series and it will promptly surrender any of such records upon request.


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     (h)  The  Sub-Adviser  will not  disclose any  information  relating to the
          Series' portfolio transactions in any manner whatsoever except: (i) as expressly authorized in this Agreement, (ii) in the ordinary course of business in connection with placing orders for the purchase or sale of securities, (iii) if authorized by the Board of Directors of the Fund, or (iv) if expressly required to do so by federal or state regulatory authorities.

     (i) The Sub-Adviser shall give AUL and the Fund the benefit of its best judgment and efforts in rendering services under this Agreement.

3. EXPENSES. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it and its staff in connection with its sub-advisory services under this Agreement. This does not include costs payable by the Fund or AUL as set forth in the Investment Advisory Agreement.

4. COMPENSATION. For the services provided by BEA, AUL will pay the Sub-Adviser a portion of the fees received by AUL as Adviser. The portion of the fees paid to the Sub-Adviser shall be based on the amount invested each month by the Sub-Adviser according to the asset allocation established by AUL and based on the market value of the aggregate amount of domestic growth equities and international equities in the LifeStyle Portfolios as follows:

     Domestic Equities:
     -----------------

     0.60% on the first $25 million of assets
     0.55% on the next $25 million of assets
     0.50% on the next $25 million of assets
     0.45% thereafter

     International Equities:
     -----------------------

     0.80% on the first $25 million of assets
     0.70% on the next $25 million of assets
     0.60% thereafter

     In the event that this Agreement shall be effective for only part of a period to which any such fee received by AUL is attributable, then an appropriate pro-ration of the fee that would have been payable hereunder if this Agreement had remained in effect until the end of such period shall be made, based on the number of calendar days in such period and the number of calendar days during the period in which this Agreement was in effect.

5. REPRESENTATION AND WARRANTY. The Sub-Adviser represents and warrants that it is duly registered as an investment adviser under the Advisers Act and agrees to remain registered as long as this Agreement is in effect. The Sub-Adviser shall immediately


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     notify  AUL and the  Fund  in the  event  that  the  SEC has  censured  the
     Sub-Adviser, placed limitations upon its activities, suspended or revoked its registration as an investment adviser, or commenced proceedings or an investigation that may result in any of these actions.

6. SERVICES NOT EXCLUSIVE. It is understood that the services of the Sub-Adviser are not exclusive, and nothing in this Agreement shall prevent the Sub-Adviser, from providing similar services to other clients.

7. DURATION AND TERMINATION. This Agreement shall become effective on the date first designated above. Unless terminated as provided herein, the Agreement shall remain in full force and effect for one year from such date and continue on an annual basis thereafter with respect to a Series unless terminated in accordance with the following sentence; provided that such annual continuance is specifically approved each year after the initial one year period, by (a) the vote of a majority of the entire Board of Directors of the Fund, or by the vote of a majority of the outstanding voting securities of the Series (as defined in the 1940 Act), and (b) the vote of a majority of those Directors who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. In the event this Agreement is not approved with respect to a Series in the manner described in the preceding sentence, the Sub-Adviser shall not provide any services for such Series or receive any fees on account of such Series. Notwithstanding the foregoing, this Agreement may be terminated with respect to a Series: (a) by AUL at any time without penalty, upon sixty (60) days' written notice to the Sub-Adviser and the Fund (b) by the Fund at any time without penalty, upon the vote of a majority of the Fund's Board of Directors or a majority of the outstanding voting securities of the Series, upon sixty (60) days' written notice to the Sub-Adviser, or (c) by the Sub-Adviser at any time without penalty, upon six (6) months' written notice to AUL and the Fund. In the event of termination for any reason, all records of each Series for which the Agreement is terminated shall promptly be returned to AUL or the Fund, free from any claim or retention of rights by the Sub-Adviser. The Agreement shall automatically terminate in the event of its assignment, as such term is defined in the 1940 Act.

8. Amendments. This Agreement may be amended only by an instrument in writing signed by each party, and no amendment of this Agreement shall be effective until approved by an affirmative vote of (i) the holders of a majority of the outstanding voting securities of the Series as defined in the 1940 Act, and (ii) the Directors of the Fund, including a majority of the Directors of the Fund who are not interested persons




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     of any party to this Agreement,  cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

9. USE OF NAME. It is understood that the names "American United" and "AUL" or any derivative thereof or logo associated with those names is the valuable property of AUL and its affiliates, and that the Fund and/or the Series have the right to use such names (or derivative or logo) only so long as AUL is Investment Adviser to the Fund and/or the Series. Upon termination of the Investment Advisory Agreement between the Fund (or Series) and AUL, the Fund (or Series) shall forthwith cease to use such names (or derivative or logo) and, in the case of the Fund, shall promptly amend its Articles of Incorporation to change its name.

     It is understood that the name "BEA Associates, a member of Credit Suisse Asset Management" or any derivative thereof or logo associated with that name is the valuable property of the Sub-Adviser and its affiliates and that the Fund and/or the Series have the right to use such name (or derivative or logo) in offering materials of the Fund with the approval of the Sub-Adviser and for so long as BEA is the Sub-Adviser to the Fund and/or the Series. Upon termination of this Agreement between the Fund (or Series) AUL and the Fund (or Series) shall forthwith cease to use such name (or derivative or logo).

10.  MISCELLANEOUS

     (a) This Agreement shall be governed by the laws of the State of Indiana, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act or rules or orders of the SEC thereunder.

     (b) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

     (c) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable.

     (d) Nothing herein shall be construed as constituting the Sub-Adviser as an agent of AUL.





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     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

AMERICAN UNITED LIFE INSURANCE COMPANY(R)


By: /s/ Jerry D. Semler
------------------------
Jerry D. Semler, Chairman of the Board, President,
  and Chief Executive Officer



AUL AMERICAN SERIES FUND, INC.


By: /s/ James W. Murphy
------------------------
James W. Murphy, Chairman of the Board of
  Directors and President



BEA ASSOCIATES, a Member of Credit Suisse Management, by:


/s/ Hal Liebes
------------------------
Hal Liebes
General Counsel



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